Exhibit 99.1

CTG Appoints Industry Executive Katie Stein to Board of Directors

Buffalo, NY, July 1, 2021 – CTG (NASDAQ: CTG), a leading provider of IT services and solutions in North America and Western Europe, today announced the appointment of Katie Stein to its Board of Directors to fill the vacancy created by the retirement of Owen Sullivan from the Board.

Ms. Stein is the Chief Strategy Officer and Global Business Leader of Enterprise Services at Genpact Limited, a Business and IT services provider. She leads Genpact’s development and execution of corporate strategy, as well as its core services portfolio, encompassing all industries to which Genpact provides services. Ms. Stein brings significant experience in mergers and acquisitions to the Board, having supported the acquisition and integration of five companies at Genpact.

“We are pleased to announce the addition of Katie Stein as an independent director on the CTG Board,” said Dan Sullivan, CTG’s Chairman of the Board of Directors and a member of the Nominating and Governance Committee. “Katie is an ideal addition to the Board given her extensive experience in the IT Services industry and leadership roles. Importantly, Katie shares our commitment to driving CTG’s digital solutions business through the execution of our strategic plan, further increasing IT solutions revenue and profitability in the coming years.”

Mr. Sullivan continued, “On behalf of the Board, I thank Owen Sullivan for his support as a director. Owen has been a key Board member for the past five years, and we appreciate his many contributions during his tenure.”

Owen Sullivan commented, “It has been a pleasure to serve on CTG’s Board during such a significant period of transformation and progress at the Company. However, given my high level of confidence in our Board and management team, the positive strategic direction of the Company and its recent strong operating results, I believe that now is the right time to step away from CTG’s Board and focus on other activities.”

“I am honored to join the CTG Board of Directors,” Ms. Stein said. “I look forward to working closely with the highly accomplished directors on the Board and the Company’s management team as we continue to execute our digital transformation strategy and build on the positive momentum already underway at CTG.”

In addition to Ms. Stein, Raj Rajgopal, a recently appointed independent director, and Filip Gydé, CTG’s President and CEO, will stand for election at the Company’s 2021 annual meeting in September. And, as previously announced, Dan Sullivan will step down from his role as a Director at CTG’s annual meeting of shareholders due to the Company’s retirement age guidelines. As a result of these actions, the CTG Board will comprise six directors, five of whom are independent and all of whom are committed to overseeing CTG’s continued execution and value creation.

About Katie Stein

Katie Stein serves as Chief Strategy Officer and Global Business Leader of Enterprise Services at Genpact Limited. During her 20-year career, Ms. Stein has developed deep expertise in strategy, corporate development, and change management. She has worked with start-ups, a strategy consulting firm, and Fortune 500 environments to create, build and drive strategies to grow revenue, enhance shareholder value, and drive market leadership. She joined Genpact from Mercer, where she spent more than six years in various senior roles, including most recently, Partner, Market Business Leader – Retirement for the East Market. Prior to that, Ms. Stein worked with the Boston Consulting Group, the Center for Strategic and International Studies, and MarketBridge Consulting. Ms. Stein has a master’s degree in business administration from Columbia Business School and a bachelor’s degree from the University of North Carolina at Chapel Hill.

About CTG

CTG (NASDAQ: CTG) is a leading provider of digital transformation solutions and services that accelerate clients’ project momentum and achievement of their desired IT and business outcomes. We have earned a reputation as a reliable, results-driven partner focused on improved data-driven decision making, meaningful business performance improvements, new and enhanced customer experiences, and continuous innovation. CTG has operations in North America, South America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2021 and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the effects of the COVID-19 pandemic and the regulatory, social and business responses thereto on the Company’s business, operations, employees, contractors and clients, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM), the ability to integrate businesses when acquired and retain their clients while achieving cost reduction targets, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between solutions and staffing, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the

Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions, actions of activist shareholders, and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s Form 10-K for the year ended December 31, 2020, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John M. Laubacker, Chief Financial Officer

+1 716 887 7368

CTG news releases are available on the Web at www.ctg.com.

3